Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces Second Quarter 2011 Results

—	28% revenue growth year-over-year to $507.1 million
—	Positive revenue momentum continues
—	51% adjusted EBITDA* growth year-over-year to $98.6 million
—	Integration synergies drive stronger margins
—	Completed acquisition of XETA Technologies on May 31, 2011
—	Announced definitive merger agreement with Windstream Corporation

FAIRPORT, N.Y. (August 9, 2011) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced second quarter 2011 operating results. “With strong financial results and expanded capabilities through our acquisition of XETA Technologies, we are pleased with our 2nd quarter performance,” said Arunas A. Chesonis, chairman and CEO. “Additionally, the ongoing integration of Cavalier Telephone is moving along smoothly with related synergies continuing to positively impact margins.” Financial results for second quarter 2011 included the following:

—	Revenue of $507.1 million;

—	Adjusted EBITDA of $98.6 million;

—	Net loss of $9.4 million;

—	34th consecutive quarter of positive free cash flow,* which increased to $45.7 million;

—	Net cash provided by operating activities of $51.8 million;

*    Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States, or “GAAP.” Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration, and separation costs, debt extinguishment and related costs, and gain on non-monetary transaction.

—	A cash balance of $102.6 million at June 30, 2011.

Second Quarter 2011 Results Compared to Second Quarter 2010 Results

Revenue

—

Total revenue of $507.1 million for second quarter 2011 increased 28.0% or $111.0 million over second quarter 2010 primarily due to a 21.3% growth in network services revenue, which resulted principally from the inclusion of a full quarter of revenue from Cavalier Telephone.

—

Core network services revenue for second quarter 2011 was $334.2 million, an increase of 17.3% or $49.4 million over second quarter 2010 primarily due to the inclusion of Cavalier Telephone results for the full 2011 quarter.

—

Core carrier services revenue for second quarter 2011 was $61.3 million, an increase of 36.2% or $16.3 million over second quarter 2010 primarily due to the inclusion of Cavalier Telephone results for the full 2011 quarter.

—

Integrated solutions revenue of $45.2 million increased 98.3% or $22.4 million over second quarter 2010 due to the inclusion of the results of XETA Technologies, which was acquired on May 31, 2011, and Quagga Corporation for the full 2011 quarter.

Adjusted EBITDA and Margins

Adjusted EBITDA for second quarter 2011 increased 51.4% or $33.5 million to $98.6 million over adjusted EBITDA of $65.1 million for second quarter 2010. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, improved 300 basis points to 19.4% from second quarter 2010. Operational expense synergies and improved network cost margins were the primary contributors to the improved adjusted EBITDA margin.

Cost of goods sold for second quarter 2011 increased 21.0% or $41.3 million. The increase in cost of goods sold for second quarter 2011 resulted from the Cavalier Telephone and XETA Technologies acquisitions. Despite higher overall cost of goods sold, gross margin improved substantially by 270 basis points to 53.0% for second quarter 2011 from 50.3% for second quarter 2010. The improvement was driven by a broad array of operational enhancements, including the contribution of higher margin Cavalier Telephone revenues and improved local network costs

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP.

resulting from earlier initiatives to transition Special Access (“SPA”) circuits to Unbundled Network Elements (“UNE”).

Selling, general and administrative (“SG&A”) expenses for second quarter 2011 were $173.3 million, including stock-based compensation of $2.9 million, which represented an increase of $36.5 million over second quarter 2010 primarily due to the Cavalier Telephone acquisition. As a percentage of total revenue, SG&A expenses were 34.2% for second quarter 2011 compared to 34.5% for second quarter 2010.

Net Loss

Net loss for second quarter 2011 was $9.4 million compared to second quarter 2010 net loss of $7.5 million. The increase in net loss was primarily due to increases in non-cash depreciation and amortization expense and interest expense. Increased depreciation and amortization expense was driven by the acquired Cavalier Telephone assets, which included substantial fiber-optic infrastructure. These increases were substantially offset by improved operations.

Sequential Results – Second Quarter 2011 Compared to First Quarter 2011

Revenue

—	Total revenue for second quarter 2011 increased 2.3% or $11.5 million over first quarter 2011 revenue largely due to the inclusion of one month of XETA Technologies revenue.
—

Core network services revenue for second quarter 2011 decreased 0.8% or $2.6 million from first quarter 2011 revenue primarily as a result of the continued transition from circuit-based to IP-based solutions.

—	Core carrier services revenue for second quarter 2011 increased 3.5% or $2.1 million over first quarter 2011 revenue with improved provisioning of backlogged services.
—	Integrated solutions revenue for second quarter 2011 increased 24.5% or $8.9 million over first quarter 2011 revenue primarily due to the inclusion of one month of XETA Technologies revenue.

Adjusted EBITDA and Margin

Adjusted EBITDA of $98.6 million for second quarter 2011 represented an increase of 7.9% or $7.2 million over adjusted EBITDA of $91.4 million for first quarter 2011. Adjusted EBITDA margin improved 100 basis points to 19.4% for second quarter 2011 from 18.4% for first quarter 2011. The strong margin improvement reflected the results of acquisition integration efforts.

Second quarter 2011 cost of goods sold increased 1.8% or $4.2 million from first quarter 2011 due to the inclusion of XETA Technologies results for the quarter. Gross margin for second quarter 2011 was 53.0%, an increase from 52.8% for first quarter 2011. Costs incurred in connection with Cavalier Telephone integration efforts and network migration projects were partially offset by the inclusion of XETA Technologies results.

SG&A expenses for second quarter 2011 were $173.3 million, including stock-based compensation of $2.9 million, and increased 0.3% or $0.6 million over first quarter 2011. The increase in SG&A was primarily attributable to the inclusion of one month of XETA Technologies results. As a percentage of total revenue, SG&A expenses for second quarter 2011 decreased to 34.2% from 34.9% for first quarter 2011.

Net Loss

Net loss for second quarter 2011 was $9.4 million compared to net loss of $11.9 million for first quarter 2011. The reduction in net loss was primarily due to improved operations, which was partially offset by increased depreciation and amortization expense.

Actual Second Quarter 2011 Results compared to Pro Forma Second Quarter 2010 Results

The following pro forma results for second quarter 2010 give effect to PAETEC’s acquisition of Cavalier Telephone as if it had occurred on January 1, 2010. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of the date indicated, nor of results that may be obtained in the future.

Actual total revenue of $507.1 million for second quarter 2011 represented an increase of 3.7% or $18.2 million over pro forma total revenue of $488.9 million for second quarter 2010. The increase in actual total revenue was primarily attributable to the inclusion of Quagga Corporation’s full second quarter results and XETA Technologies results for one month. Actual adjusted EBITDA of $98.6 million for second quarter 2011 represented an increase of 12.2% or $10.7 million over pro forma adjusted EBITDA of $87.9 million for second quarter 2010.

Actual cost of goods sold for second quarter 2011 increased 0.8% or $1.8 million compared to pro forma second quarter 2010. The increase in cost of goods sold was primarily due to the inclusion of Quagga Corporation’s full quarter 2011 results and XETA Technologies results for one month, the effects of which were partially offset by network integration efforts and the transition from SPA circuits to UNE. For second quarter 2011, gross margins improved 130 basis points to 53.0%. SG&A expenses as a percentage of actual total revenue were stable at 34.2% for second quarter 2011 from second quarter 2010.

Actual net loss of $9.4 million for second quarter 2011 decreased 37.6% or $5.7 million from pro forma net loss of $15.1 million for second quarter 2010, as improved operating performance offset increases in acquisition, integration, and separation expenses.

Capital Expenditures

For second quarter 2011, capital expenditures net of integration investments were $50.2 million, an increase of $18.8 million from second quarter 2010 primarily due to the acquisition of Cavalier Telephone. Integration capital expenditures for second quarter 2011 were an additional $2.8 million. As a percentage of total revenue, capital expenditures net of integration costs were 9.9% for second quarter 2011 compared to 7.9% for second quarter 2010. The second quarter 2011 increase in capital expenditures was largely due to network market expansion and technology augmentation fiber build-outs and investments in data center infrastructure for existing and future locations.

Cash Flow and Liquidity

PAETEC had a June 30, 2011 cash balance of $102.6 million compared to a first quarter 2011 cash balance of $103.9 million.

Cash flow provided by operations increased to $51.8 million for second quarter 2011 from $36.9 million for second quarter 2010. Free cash flow for second quarter 2011 was $45.7 million, the 34th consecutive quarter of free cash flow generation, and represented a 35.4% or $12.0 million increase from $33.7 million for second quarter 2010. Free cash flow for second quarter 2011 increased 2.6% from $44.5 million for first quarter 2011.

Indebtedness

At June 30, 2011, PAETEC had $1,499.8 million in debt outstanding, under its senior notes and senior secured credit facility which was composed of a $99.8 million principal term loan under PAETEC’s credit facility, $650.0 million principal amount of senior secured notes, and $750.0 million principal amount of senior unsecured notes.

PAETEC also had a senior secured revolving credit facility under which it could obtain from time to time revolving loans of up to an aggregate principal amount of $125.0 million. At June 30, 2011, the revolver was undrawn.

Full Year 2011 Outlook

“We are pleased to reaffirm full year 2011 guidance,” said Keith Wilson, PAETEC’s chief financial officer.

PAETEC’s revenue and adjusted EBITDA expectations for full year 2011 assume, among other matters, that there is no further significant decline in economic conditions and that there are no significant changes in the competitive or regulatory environments. PAETEC’s revenue and adjusted EBITDA expectations for full year 2011 are as follows:

($ in millions)

Revenue	$2,025 to $2,125

Adjusted EBITDA	$375 to $395

Conference Call

As previously announced, PAETEC will host a conference call today at 8:30 a.m. ET to discuss second quarter 2011 results. Chairman and CEO Arunas Chesonis and Chief Financial Officer Keith Wilson will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: 866.783.2144

International: 857.350.1603

Passcode: 68941741

Audio Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=4158828

Replay details are as follows:

Replay Dates: August 9, 2011, 11:30 a.m. ET through August 16, 2011

US/Canada Replay Dial in: 888.286.8010

International Replay Dial in: 617.801.6888

Replay Passcode: 69182709

Audio Replay Webcast:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=4158828

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release and that will be discussed on the conference call will be made available on the Investor Relations portion of www.paetec.com prior to the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. Such forward-looking statements include the financial guidance in this press release with respect to revenue and adjusted EBITDA for full year 2011, which reflects PAETEC’s current analysis of existing trends and information. These statements represent PAETEC’s judgment only as of the date of this press release. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of the risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2010 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: the risks and uncertainties associated with PAETEC’s proposed merger with Windstream; adverse effects to PAETEC’s business resulting from business uncertainties and contractual restrictions while PAETEC’s proposed merger with Windstream is pending; general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; PAETEC’s significant level of debt and interest payment obligations and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing communications and energy solutions in 86 of the top 100 metropolitan areas across the United States. We offer a comprehensive suite of network services (voice, data and fiber solutions), as well as managed services, cloud and data center services, software and technology, and energy services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Revenue:
Network services revenue	$376,243	$377,032	$310,242	$753,275	$620,716
Carrier services revenue	85,660	82,212	63,088	167,872	126,131
Integrated solutions revenue	45,152	36,269	22,770	81,421	39,304

Total revenue	507,055	495,513	396,100	1,002,568	786,151
Cost of sales (exclusive of operating items shown separately below)	238,077	233,912	196,784	471,989	389,533
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	173,287	172,692	136,803	345,979	271,063
Acquisition, integration and separation costs	3,406	2,493	-	5,899	-
Depreciation and amortization	65,758	63,313	47,439	129,071	94,612

Income from operations	26,527	23,103	15,074	49,630	30,943
Debt extinguishment and related costs	-	-	-	-	4,423
Other income, net	(141)	(81)	(150)	(222)	(262)
Interest expense	35,306	34,464	22,600	69,770	44,637

Loss before income taxes	(8,638)	(11,280)	(7,376)	(19,918)	(17,855)
Provision for (benefit from) income taxes	800	650	152	1,450	(789)

Net loss	$(9,438)	$(11,930)	$(7,528)	$(21,368)	$(17,066)

Net cash provided by operating activities				$112,453	$44,749
Net cash used in investing activities				$(169,662)	$(88,031)
Net cash provided by financing activities				$64,308	$14,063

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as net loss and revenue, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary, ongoing and customary course of its operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Adjusted EBITDA Presentation” in PAETEC’s annual report on Form 10-K for the year ended December 31, 2010, as amended on Form 10-K/A, for additional information regarding PAETEC’s reasons for including adjusted EBITDA and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Net loss	$(9,438)	$(11,930)	$(7,528)	$(21,368)	$(17,066)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	65,758	63,313	47,439	129,071	94,612
Interest expense, net of interest income	35,244	34,413	22,453	69,657	44,417
Provision for (benefit from) income taxes	800	650	152	1,450	(789)

EBITDA	92,364	86,446	62,516	178,810	121,174
Stock-based compensation	2,902	2,416	2,593	5,318	5,055
Acquisition, integration and separation costs	3,406	2,493	-	5,899	-
Debt extinguishment and related costs	-	-	-	-	4,423
Gain on non-monetary transaction	(82)	-	-	(82)	-

Adjusted EBITDA	$98,590	$91,355	$65,109	$189,945	$130,652

PAETEC Holding Corp. and Subsidiaries

Expected Adjusted EBITDA Reconciliation

(in millions)

The table below sets forth, for the period indicated, a reconciliation of expected adjusted EBITDA to expected net loss, as net loss is calculated in accordance with GAAP:

	Twelve Months Ending December 31,	Twelve Months Ending December 31,
	2011	2011
	Low End of Guidance	High End of Guidance
Expected net loss	$(51)	$(31)

Add back non-EBITDA items included in expected net loss:
Depreciation and amortization	263	263
Interest expense, net of interest income	142	142
Provision for income taxes	3	3

Expected EBITDA	357	377

Stock-based compensation	13	13
Acquisition, integration and separation costs	5	5

Expected adjusted EBITDA	$375	$395

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

— free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

— free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Adjusted EBITDA (see previous page)	$98,590	$91,355	$65,109	$189,945	$130,652
Purchases of property and equipment	(52,929)	(46,847)	(31,397)	(99,776)	(60,871)

Free cash flow, as defined	45,661	44,508	33,712	90,169	69,781
Purchases of property and equipment	52,929	46,847	31,397	99,776	60,871
Interest expense, net of interest income	(35,244)	(34,413)	(22,453)	(69,657)	(44,417)
Other	(827)	(695)	(228)	(1,522)	(1,408)
Acquisition, integration and separation costs	(3,406)	(2,493)	-	(5,899)	-
Bad debt expense	3,019	3,547	2,985	6,566	7,126
Amortization of debt issuance costs	1,226	1,064	697	2,290	1,356
Amortization of debt discount	795	792	324	1,587	652
Changes in operating assets and liabilities	(12,385)	1,528	(9,513)	(10,857)	(49,212)

Net cash provided by operating activities	$51,768	$60,685	$36,921	$112,453	$44,749

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of	As of
	June 30, 2011	December 31, 2010

Financial Data (in thousands):
Cash and cash equivalents	$102,632	$95,533
Accounts receivable, net	$278,386	$253,175
Property and equipment, net	$876,081	$860,782

Accounts payable	$105,799	$102,169
Other accrued expenses	$183,334	$159,741
Long-term debt and capital lease obligations (including current portion and net of debt discount)	$1,521,806	$1,448,089

Operating Data:

Geographic markets served (1)	86	86

Number of switches deployed	166	166

Total employees	4,919	4,639

(1)	In the top 100 metropolitan statistical areas

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(in thousands)

The following pro forma results for the three and six month periods ended June 30, 2010 give effect to PAETEC’s acquisition of Cavalier as if it had occurred on January 1, 2010. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the merger had been completed on the date indicated. For comparision purposes, PAETEC’s actual results for the three months ended March 31, 2011 and the three and six month periods ended June 30, 2011 also are presented.

	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Total revenue	$507,055	$495,513	$488,869	$1,002,568	$972,113
Cost of sales (exclusive of operating items shown separately below)	238,077	233,912	236,288	471,989	469,079
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	173,287	172,692	167,306	345,979	332,175
Acquisition, integration and separation costs	3,406	2,493	134	5,899	134
Depreciation and amortization	65,758	63,313	65,669	129,071	129,563

Income from operations	26,527	23,103	19,472	49,630	41,162
Debt extinguishment and related costs	-	-	-	-	-
Other income, net	(141)	(81)	(161)	(222)	(303)
Interest expense	35,306	34,464	34,611	69,770	69,295

Loss before income taxes	(8,638)	(11,280)	(14,978)	(19,918)	(27,830)
Provision for (benefit from) income taxes	800	650	152	1,450	(789)

Net loss from continuing operations	$(9,438)	$(11,930)	$(15,130)	$(21,368)	$(27,041)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

Pro forma adjusted EBITDA, as defined by PAETEC for the periods presented, represents pro forma net loss from continuing operations before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, acquisition, integration and separation costs, debt extinguishment and related costs, and gain on non-monetary transaction. The table below sets forth, for the three and six month periods ended June 30, 2010, a reconciliation of pro forma adjusted EBITDA to pro forma net loss from continuing operations, as pro forma net loss from continuing operations is calculated in accordance with GAAP. For comparision purposes, a reconciliation of actual adjusted EBITDA to actual net loss from continuing operations, for the three months ended March 31, 2011 and the three and six month periods ended June 30, 2011 also are presented.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Pro Forma:
Net loss from continuing operations	$(9,438)	$(11,930)	$(15,130)	$(21,368)	$(27,041)
Add back non-EBITDA items included in net loss from continuing operations:
Depreciation and amortization	65,758	63,313	65,669	129,071	129,563
Interest expense, net of interest income	35,244	34,413	34,456	69,657	69,063
Provision for (benefit from) income taxes	800	650	152	1,450	(789)

EBITDA	92,364	86,446	85,147	178,810	170,796

Stock-based compensation	2,902	2,416	2,628	5,318	5,126
Acquisition, integration and separation costs	3,406	2,493	134	5,899	134
Debt extinguishment and related costs	-	-	-	-	-
Gain on non-monetary transaction	(82)	-	-	(82)	-

Adjusted EBITDA	$98,590	$91,355	$87,909	$189,945	$176,056